MORNINGSTAR, INC. INCENTIVE PLAN
(As Amended and Restated Effective January 1, 2026)

ARTICLE 1
Statement of Purpose
The compensation policies of Morningstar, Inc. (the "Company") are intended to support the Company's overall objective of enhancing shareholder value. In furtherance of this philosophy, the Company has designed this Morningstar, Inc. Incentive Plan (the "Plan") to provide incentives for business performance, reward contributions towards goals consistent with the Company's business strategy, and enable the Company and its Affiliates to attract and retain highly qualified Employees. The Plan, as amended and restated herein, is effective January 1, 2026.
ARTICLE 2
Definitions
The terms used in this Plan include the plural as well as the singular, as the context in which they are used requires. The following terms, unless the context requires otherwise, are defined as follows:
2.1"Affiliate" means any parent, subsidiary or other entity that is (directly or indirectly) controlled by, or controls, the Company.
2.2"Board" means the Board of Directors of the Company.
2.3"Bonus" means the incentive compensation determined under Section 4.4 of the Plan payable in cash or, at the election of the Committee, in the form of stock awards issued under the Morningstar, Inc. Amended and Restated 2011 Stock Incentive Plan or any successor plan.
2.4"Bonus Pool" means an amount that may be established for the Company or a Business Unit, all or a portion of which may be allocated among the Eligible Employees of the Company or such Business Unit.
2.5"Business Unit" means an organizational unit of business within the Company or any of its Affiliates, as identified by the Company.
2.6"Cause" means (a) if the Participant has an effective employment or similar agreement with the Company or an Affiliate that provides a definition of “Cause,” such term as defined in such agreement; or (b) if the Participant does not have any such agreement, the Participant’s: (i) willful neglect of or continued failure to substantially perform the

Participant’s duties with or obligations for the Company or any of its Affiliates in any material respect (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness); (ii) commission of a willful or grossly negligent act or the willful or grossly negligent omission to act that causes or is reasonably likely to cause material harm to the Company or any of its Affiliates; or (iii) commission or conviction of, or plea of nolo contendere to, any felony under the laws of the United States or any state or foreign country, or any crime significantly injurious to the Company or any of its Affiliates. An act or omission is “willful” for this purpose if it was knowingly done, or knowingly omitted, by the Participant in bad faith and without reasonable belief that the act or omission was in the best interest of the Company or any of its Affiliates. Determination of Cause shall be made by the Committee in its sole discretion.
2.7"CEO" means the Company’s Chief Executive Officer.
2.8"Code" means the Internal Revenue Code of 1986, as amended, including rules, regulations and guidance promulgated thereunder and successor provisions and rules, regulations and guidance thereto.
2.9"Committee" has the meaning set forth in Section 5.1.
2.10"Compensation Committee" means the Compensation Committee of the Board or any successor committee on the Board with responsibility for compensation, or any subcommittee thereof. The Company intends that the number of Compensation Committee members and their qualifications shall at all times be sufficient to meet the applicable requirements for "independent directors" under the independence requirements of the Nasdaq Marketplace Rules or any other applicable exchange on which the Company’s common equity is at the time listed, in each case, as in effect from time to time.
2.11"Employee" means any person employed on a full-time or part-time basis by the Company or an Affiliate in a common law employee-employer relationship. A Participant shall not cease to be an Employee for purposes of this Plan in the case of transfers between locations of the Company or among the Company, its Affiliates or any successor.
2.12"Executive Officer" means an Employee who is an "executive officer" as defined in Rule 3b-7 promulgated under the Exchange Act.
2.13"Exchange Act" means the Securities Exchange Act of 1934, as amended.
2.14"Participant" means an Executive Officer or Employee as described in Article 3 of this Plan.
2.15"Performance Period" means the period for which a Bonus may be earned. Unless otherwise specified by the Committee, the Performance Period shall be a calendar year, beginning on January 1 and ending on December 31 of any year.

2.16"Plan" except where the context clearly indicates otherwise, means the Morningstar, Inc. Incentive Plan, as stated herein and as may be amended from time to time.
2.17"SEC" means the U.S. Securities and Exchange Commission.
ARTICLE 3
Participation
An Executive Officer or other Employee of the Company or any of its Affiliates designated by the Committee individually or by classification shall be a Participant in this Plan and shall continue to be a Participant until any Bonus such Participant may receive has been paid or forfeited under the terms of this Plan. The amount of a Participant's Bonus, if any, will be governed by Article 4.
ARTICLE 4
Incentive Bonuses
4.1Performance Goals. The Committee shall establish for each Performance Period one or more performance goals for each Participant or for any group of Participants (or both). The performance goals may be based on the attainment of one or any combination of the following corporate-wide or subsidiary, division, Business Unit or individual measures, or such other performance criteria as may be selected by the Committee, stated in either absolute terms or relative terms, such as rates of growth or improvement: earnings before or after interest and/or taxes (EBIT); earnings before interest, taxes, depreciation and amortization (EBITDA); earnings before interest, taxes and amortization (EBITA); net earnings; operating earnings or income; earnings growth; net income; pretax operating earnings after interest expense and before incentives and/or extraordinary or special items; net income per share; cash flows, including operating cash flow, free cash flow, discounted cash flow return on investment, and cash flow in excess of cost of capital; earnings per share; return on shareholders' equity; stock price; return on common shareholders' equity; return on capital; return on investments; return on assets; economic value added (income in excess of cost of capital); expense reduction; ratio of operating expenses to operating revenues; interest expense; revenues; revenue backlog; gross margin; operating margin; margins realized on delivered services; total shareholder return; debt-to-capital ratio; market share; and strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion goals, cost targets, customer satisfaction, reductions in errors and omissions, reductions in lost business, management of employment practices and employee benefits, supervision of litigation and information technology, quality and quality audit scores, productivity, efficiency, and goals relating to acquisitions or divestitures, any other goal whether or not listed herein, or any combination of the foregoing. Performance goals and associated potential Bonus payments may be established at threshold, target and maximum levels or as otherwise determined by the Committee. The Committee may specify any reasonable definition of the performance goals it uses. Such definitions may provide for reasonable adjustments and may include or exclude items, including but not limited to: realized investment gains and losses; extraordinary, unusual or non-recurring items; gains or losses on the sale of assets; changes in accounting principles or the application thereof; currency fluctuations, acquisitions, divestitures, or necessary financing activities; recapitalizations, including stock splits and dividends; expenses for restructuring or productivity initiatives; and other non-operating items. In the sole discretion of the Committee, the Committee may amend or adjust the performance goals in recognition of unusual, nonrecurring or one-time events affecting the Company or its financial statements or changes in law or accounting principles.
4.2Performance Evaluation. Within a reasonable time after the close of a Performance Period, the Committee shall determine whether the performance goals established for that Performance Period have been met by the respective Company, Affiliate, Business Unit, or Participants subject to such performance goals, and the extent to which such performance goals may have been exceeded.
4.3Bonus. At the time one or more performance goals are established for a Performance Period, the Committee also shall establish a Bonus award opportunity for each Participant or group of Participants, which shall be based on the achievement of such specified performance goals. The amount payable to a Participant upon achievement of the applicable performance goals may be expressed in terms of a formula or standard, including a fixed cash amount, the allocation of a Bonus Pool or a percentage of the Participant’s base salary. If the Committee has determined that performance goals established for a Performance Period have been satisfied, the Committee will determine in its discretion the amount of Bonuses payable by the Company. Bonus amounts determined by the Committee may be expressed as individual Bonuses payable to a Participant or as one or more Bonus Pools, all or a portion of which may be allocated as individual Bonuses to Participants employed in one or more Business Units. Such allocation may be made by the Committee or, to the extent permitted by applicable law, rule or regulation, and only with respect to Bonuses payable to Participants other than Executive Officers, by the senior executive of such Business Unit (or such executive’s designee) or other individuals as may be designated by the Committee.
In no event may a Bonus payable to an Executive Officer for any Performance Period exceed $5,000,000, which shall be proportionately increased or decreased to reflect Performance Periods that are longer or shorter, respectively, than one year.
Further, the Committee may, in its discretion, cancel or decrease the amount of a Participant’s Bonus for a Performance Period based upon any factors as it may determine, including, without limitation, the failure of a Participant to meet any performance goals applicable to the Participant or in the event of a Participant’s misconduct.
4.4Eligibility for Payments.

(a)Except as otherwise provided in this Section 4.4 or as otherwise determined by the Committee, to be eligible for a Bonus under this Plan, a Participant must (i) have been hired before October 1 of the Performance Period, (ii) be a regular Employee in active and continuous employment up to and including the last day of the Performance Period and not under notice of resignation for any reason other than retirement (as determined by the Company), and (iii) not be a participant in any other short-term variable compensation program of the Company or an Affiliate (e.g., sales incentives). Notwithstanding anything in this Plan to the contrary, the Participant shall forfeit any right to receive a Bonus for the relevant Performance Period if, on or prior to the time of payment: (i) the Participant’s employment with the Company or an Affiliate is terminated for Cause; (ii) circumstances that would have warranted a termination of the Participant’s employment by the Company or an Affiliate for Cause arise or (iii) the Participant is under notice of termination or investigation for misconduct or Cause, unless in the case of any such investigation it is determined that no misconduct or Cause exists.
(b)For purposes of Section 4.4(a), a leave of absence that lasts less than three months and that is approved in accordance with applicable Company or Affiliate policies is not a break in continuous employment. In the case of a leave of absence of three months or longer: (i) the Committee shall determine whether the leave of absence constitutes a break in continuous employment, and (ii) if a Participant is on a leave of absence on the last day of the Performance Period, the Committee may require that the Participant return to active employment with the Company or an Affiliate at the end of the leave of absence as a condition of receiving the Bonus or payment. Subject to Section 409A of the Code, any determination as to a Participant's eligibility for a Bonus or payment under this Section 4.4(b) may be deferred for a reasonable period after such Participant's return to active employment.
(c)The Committee may determine, in its sole discretion, that a Bonus will be payable pro-rata for a Participant who either becomes a Participant during the Performance Period or terminates employment with the Company or an Affiliate during the Performance Period.
4.5Payment or Deferral of the Bonus.
(a)As soon as practicable after the amount of a Participant's Bonus is determined under Section 4.3, the Company (or, if applicable, the Affiliate employer) shall pay the portion of the Bonus to the Participant that is not otherwise deferred under this Section 4.5. Payments under the Plan shall be made on or before the date that is 2½ months after the end of the calendar year in which the Performance Period ends. The Company (or, if applicable, the Affiliate employer) shall deduct from any Bonus any applicable Federal, state and local income and employment taxes, and any other amounts that the Company (or, if applicable, the Affiliate employer) is otherwise required or permitted to deduct under applicable law. Any payment attributable to a Participant who dies following the completion of the Performance Period shall be made to the beneficiary designated in writing pursuant to the terms of the Company's qualified 401(k) plan or, if no beneficiary is so designated, to the Participant’s spouse or, if none, to the Participant’s estate.
(b)Subject to the Committee's approval and applicable law, Participants may request that payments of a Bonus be deferred under a deferred compensation arrangement maintained by the Company (or, if applicable, the Affiliate employer) by making a deferral election prior to or, as permitted under applicable law, during the Performance Period pursuant to such rules and procedures as the Committee may establish from time to time with respect to such arrangement and, to the extent applicable, in compliance with Section 409A of the Code.
ARTICLE 5
Administration
5.1General Administration and Delegation of Authority. This Plan shall be administered by the Compensation Committee with respect to Participants who are Executive Officers and, except as otherwise provided herein, shall be administered by the CEO with respect to Participants who are not Executive Officers (such applicable administrative body, the “Committee”), subject to any such requirements for review and approval or ratification by the Board as the Board may establish. To the extent permitted by applicable law, rule or regulation, the Committee may delegate any of its duties and authority under the Plan, and the CEO may delegate the CEO’s authority to administer the Plan to a Participant’s direct supervisor or manager, to the senior executive of a Participant’s Business Unit, or to such other appropriate individual. Notwithstanding the foregoing, the Board or the Compensation Committee may at any point assume full administrative authority with respect to any Participant or aspect of the Plan, and without limiting the foregoing, only the Board or the Compensation Committee may establish or amend the performance goals and measurement criteria that relate to the Company’s performance.
5.2Authority. In addition to such other authority as prescribed to the Committee under this Plan, the Committee shall have full discretion, power and authority to, without limitation:
a.adopt, amend and rescind administrative guidelines, rules, procedures and regulations pertaining to this Plan;
b.construe and interpret this Plan and any such guidelines, rules, procedures and regulations;

c.correct any defect or omission, or reconcile any inconsistency, in the Plan or any Bonus award;
d.designate the Participants for a Performance Period;
e.establish the performance goals and targets and other terms and conditions that are to apply to each Participant’s award or Bonus determination;
f.determine that the performance goals for a Performance Period and other material terms applicable to the Participant award or Bonus have been satisfied;
g.subject to Section 409A of the Code, determine whether, and under what circumstances and subject to what terms, a Bonus is to be paid on a deferred basis, including whether such a deferred payment shall be made solely at the Committee’s discretion or whether a Participant may elect deferred payment;
h.engage such legal counsel, independent auditors and consultants as it deems desirable for the administration of the Plan and to rely upon any opinion or computation received therefrom;
i.amend, modify or cancel any Bonus award and authorize the exchange, substitution, or replacement of Bonus awards;
j.resolve any questions arising under the Plan or respecting any of the provisions, terms and conditions of the Plan; and
k.make all determinations, and formulate such procedures, as may be necessary or advisable in the Committee’s opinion for the administration of the Plan.
5.3Committee Members Not Liable. The Committee and each of its members shall be entitled to rely upon certificates of appropriate officers of the Company and its Affiliates with respect to financial, statistical or other data to determine if the performance goals for a Performance Period have been met. To the maximum extent permitted by applicable law, neither the Committee nor any member shall be liable for any action or determination made in good faith with respect to this Plan or any Bonus paid hereunder.
5.4Decisions Binding. All decisions, actions and interpretations of the Committee concerning this Plan shall be final and binding for all purposes on the Company and its Affiliates and the Board and the respective boards of directors of the Affiliates, and on all Participants and other persons claiming rights under this Plan.
ARTICLE 6
Amendments; Termination
This Plan may be amended or terminated by the Board or the Compensation Committee, without the consent of any Participant. All amendments to this Plan, including an amendment to terminate this Plan, shall be in writing. Unless otherwise expressly provided by the Board or the Compensation Committee, no amendment to this Plan shall apply to potential Bonuses with respect to a Performance Period that began before the effective date of such amendment. In the case of a Participant employed outside of the United States, the Committee may vary the provisions of the Plan as it may deem appropriate to conform to local laws, practices, and procedures.

ARTICLE 7
Other Provisions
7.1Bonuses Not Assignable. No Bonus or any right thereto shall be assignable or transferable by a Participant except by will or by the laws of descent and distribution. Any other attempted assignment or alienation shall be void and of no force or effect.
7.2Participant's Rights. The Plan is intended to constitute an unfunded plan for incentive compensation. The right of any Participant to receive any Bonus granted or allocated to such Participant pursuant to the provisions of this Plan shall be an unsecured claim against the general assets of the Company and its Affiliates. No amounts awarded or accrued under this Plan shall be funded, set aside, subject to interest payment or otherwise segregated prior to payment of an award. This Plan shall not create, nor be construed in any manner as having created, any right by a Participant to any Bonus or portion of a Bonus Pool for a Performance Period because of a Participant’s participation in this Plan during any prior Performance Period or employment during such Performance Period. The application of the Plan to one Participant shall not create, nor be construed in any manner as having created, any right by another Participant to similar or uniform treatment under the Plan. Further, no Participant shall have any right to a Bonus payment as part of any damage award under applicable law.
7.3Termination of Employment. The Company and its Affiliates retain the right to terminate the employment of any Participant or other Employee at any time for any reason or no reason, and a Bonus is not, and shall not be construed in any manner to be, a waiver of such right or a contract of employment.
7.4Exclusion from Benefits. Bonuses under this Plan shall not constitute compensation for the purpose of determining participation or benefits under any other plan of the Company or its Affiliates unless either (a) such other plan provides that compensation such as payments made pursuant to the Plan are to be considered as compensation thereunder or (b) the Board or the Committee so determines in writing. The adoption of the Plan shall not be construed as limiting the power of the Board or the Committee to adopt such other incentive arrangements as it may otherwise deem appropriate.
7.5Successors. Any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the Company's business or assets, shall assume the Company's liabilities under this Plan and perform any duties and responsibilities in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.
7.6Law Governing Construction. The construction and administration of this Plan and all questions pertaining thereto shall be governed by the laws of the State of Illinois,

without reference to principles of conflict of laws, except to the extent that such law is preempted by Federal law.
7.7Headings Not a Part Hereto. Any headings preceding the text of the several Articles, Sections, subsections, or paragraphs hereof are inserted solely for convenience of reference and shall not constitute a part of this Plan, nor shall they affect its meaning, construction or effect.
7.8Severability of Provisions. If any provision of this Plan is determined to be void by any court of competent jurisdiction, this Plan shall continue to operate and, for the purposes of the jurisdiction of the court only, shall be deemed not to include the provision determined to be void.
7.9Offsets. Subject to Section 409A of the Code, the Company and its Affiliates shall have the right to offset from any Bonus payable hereunder any amount that the Participant owes to the Company or any Affiliate without the consent of the Participant (or the Participant’s Beneficiary, in the event of the Participant's death).
7.10Dispute Resolution. To the fullest extent permitted by law, any dispute between a Participant on one hand and the Company or any Affiliate on the other regarding the Plan, any claim for Bonuses, or compensation under the Plan, or any other aspect of the Plan shall be settled exclusively by final binding arbitration before a single neutral arbitrator in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association, or equivalent rules in effect at the time the arbitration is filed, which are available at https://adr.org/sites/default/files/Employment%20Rules.pdf ("AAA Rules"). All arbitration hearings shall be conducted in Chicago, Illinois, or, at the Participant’s option, the county in which the Participant is or was employed by the Company, unless the parties agree to an alternative location or the arbitrator orders an alternative hearing location. Arbitration must be initiated by serving or mailing a written demand for arbitration to the other party describing the facts and basis for each claim or dispute. Written notice shall be provided within one year (365 days) after the day the complaining party first knew or should have known of the events giving rise to the dispute, unless the applicable statute of limitation provides for a longer period of time. If the demand is not properly submitted within the appropriate time frame, all rights and claims that the complaining party has or may have against the other party shall be waived and void. Notice will be deemed given according to the date of any postmark or the date of time of any personal delivery. Each party may be represented in the arbitration by an attorney or other representative selected by the party. The Participant and the Company and its Affiliate, shall follow the AAA Rules applicable to initial filing fees, but in no event will Participant be responsible for any portion of those fees in excess of the filing or initial appearance fees applicable to court actions in the jurisdiction where the arbitration will be conducted. The Company or Affiliate otherwise shall pay all costs and expenses unique to arbitration, including without limitation the arbitrator’s and/or arbitration fees. Each party will pay the fees for that party’s own attorneys. However, if any party prevails on a statutory claim which allows the prevailing party costs and/or attorneys' fees, the arbitrator may award costs and reasonable attorneys' fees as provided by such statute.

Regardless of any other terms of this Section 7.10, a claim may be brought before and remedies awarded by an administrative agency if applicable law permits the agency to prosecute or adjudicate the claim notwithstanding the existence of an agreement to arbitrate that is governed by the Federal Arbitration Act. Such administrative claims include without limitation claims or charges brought before the Equal Employment Opportunity Commission, the U.S. Department of Labor, or the National Labor Relations Board. Nothing in this Dispute Resolution provision shall be deemed to preclude or excuse a party from bringing an administrative claim before any agency in order to fulfill the party's obligation to exhaust administrative remedies before making a claim in arbitration.
Participant acknowledges and agrees that Participant’s agreement to the terms of this Section 7.10 is one of the conditions for Participant to be eligible to participate in the Plan.
Each of the Participant and the Company understand and agree that: (a) the arbitration of claims and disputes under this Agreement shall be instead of a trial before a court or jury; and (b) by entering into this Agreement each of them are waiving and hereby expressly waive any and all rights to a trial before a court or jury regarding any and all claims and disputes that they now have or may in the future have that are subject to arbitration under this Agreement.
This Dispute Resolution provision is subject to the Ending of Forced Arbitration of Sexual Assault and Sexual Harassment Act of 2021, 9 U.S.C. § 401 et seq., which provides that at the election of the person alleging conduct constituting a sexual harassment dispute or sexual assault dispute, or the named representative of a class or in a collective action alleging such conduct, no pre-dispute arbitration agreement or pre-dispute joint-action waiver shall be valid or enforceable with respect to a case which is filed under Federal, Tribal, or State law and relates to the sexual assault.
The Participant and the Company or Affiliate agree to resolve any dispute in arbitration on an individual basis only, and not on a class or collective action basis (“Class Action Waiver”). The arbitrator shall have no authority to consider or resolve any claim or issue any relief on any basis other than an individual basis, and shall not do so on a class or collective action basis.
Any party to this Dispute Resolution provision may bring an action in a court of competent jurisdiction to compel arbitration, and to confirm, vacate or enforce an arbitration award, with each party bearing its own attorneys’ fees, costs and expenses in such court proceedings, subject to any remedies to which that party may later be entitled under applicable law.
This Section 7.10 is governed by the Federal Arbitration Act (9 U.S.C. §§ 1 et seq.) and evidences a transaction involving interstate commerce.
7.11Section 409A. Except to the extent deferred in accordance with Section 4.5(b), all Bonuses paid hereunder are intended to be "short-term deferrals" that are exempt from Section 409A of the Code and the applicable regulations and guidance thereunder

(“Section 409A”). The Plan shall be administered and interpreted consistently with such intent. This Plan may be amended at any time, without the consent of any party, to avoid the application of Section 409A in a particular circumstance or that is necessary or desirable to satisfy any of the requirements under Section 409A, but the Company shall not be under any obligation to make any such amendment. Nothing in the Plan shall provide a basis for any person to take action against the Company or any Affiliate based on matters covered by Section 409A, including the tax treatment of any amount paid or Award made under the Plan, and neither the Company nor any of its Affiliates shall under any circumstances have any liability to any Participant or any other party for any taxes, penalties or interest due on amounts paid or payable under the Plan, including taxes, penalties or interest imposed under Section 409A.
7.12Clawback.  Notwithstanding any provision in the Plan to the contrary, the Committee may subject any award to any policy adopted by the Company relating to the recovery of such award to the extent it is determined that the performance was not actually achieved. Further, all payments provided under the Plan shall be subject to forfeiture and/or repayment to the Company to the extent and in the manner the Committee determines is appropriate or required (a) to comply with any requirements imposed under applicable laws, regulations, stock exchange listing rules or other rules including, without limitation, the requirements of any SEC rule; and (b) under the terms of the Morningstar, Inc. Dodd-Frank Policy on Recoupment of Incentive Compensation, to the extent applicable to the Participant, or under any other policy or guideline providing for the recovery of Bonus awards or payments from a Participant in the event of misconduct or adopted by the Company or any of its Affiliates for purposes of fraud prevention, governance, avoidance of monetary or reputational damage to the Company and its Affiliates or similar reasons, whether or not such policy or guideline was in place at the time of grant of an award. Subject to applicable laws, the Participant expressly consents to the recovery of Bonus awards or payments, as set out in this Section 7.12. No recovery of compensation as described in this Section 7.12 will be an event giving rise to any right the Participant may have to resign for “good reason” or “constructive termination” (or similar term) under any plan of, or agreement with, the Company or any of its Affiliates.